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Exhibit 5.4

WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP LETTERHEAD

May 27, 2004

PRIMEDIA Inc.
745 Fifth Avenue
23rd Floor
New York, New York 10151

Ladies and Gentlemen:

        We have acted as special Pennsylvania counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), and to PRIMEDIA Enthusiast Publications, Inc., a Pennsylvania corporation (the "Pennsylvania Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the subsidiaries of the Company named in Schedule I hereto (the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 8% Senior Notes due 2013, Series B (the "Exchange Securities") and the issuance by the Guarantors of guarantees (each a "Guarantee" and, collectively, the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 15, 2003 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 8% Senior Notes due 2013, Series A (the "Securities").

        We have examined the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Pennsylvania Guarantor. With your permission, we have relied upon a copy of a certificate of the Secretary of the Company and of the Pennsylvania Guarantor dated May 15, 2003 as if it were dated this date, and we have assumed that the Pennsylvania Guarantor is, directly or indirectly, a wholly owned subsidiary of the Company. With respect to the opinion set forth in numbered paragraph 1 below, we have relied upon copies of a subsistence certificate of the Secretary of the Commonwealth of Pennsylvania dated October 23, 2002 and a letter from CT Corporation dated April 27, 2004.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee, the Company and each of the other parties thereto other than the Pennsylvania Guarantor.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1.     The Pennsylvania Guarantor has been duly incorporated and is a subsisting corporation under the law of the Commonwealth of Pennsylvania.

        2.     The Pennsylvania Guarantor has duly authorized, by all necessary corporate action, the execution and delivery of the Indenture.

        3.     The execution, delivery and performance by the Pennsylvania Guarantor of the Indenture and the Guarantee issued by the Pennsylvania Guarantor (the "Pennsylvania Guarantee") do not and will not violate any law of the Commonwealth of Pennsylvania normally applicable to transactions of the type described above.

        4.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Pennsylvania Guarantee has been duly issued, the Pennsylvania Guarantee will constitute a valid and legally binding obligation of the Pennsylvania Guarantor enforceable against the Pennsylvania Guarantor in accordance with its terms.

        Our opinions set forth above are subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

        We are members of the Bar of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania. This opinion letter is given as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

        This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP in giving their opinions in connection with the above referenced transaction and we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. This opinion letter may not be used for any other purpose without our prior written consent.

Very truly yours,
/s/ Wolf, Block, Schorr and Solis-Cohen LLP
WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP

SCHEDULE I: GUARANTORS

Legal Name	Jurisdiction of Organization
About, Inc.	Delaware
Canoe & Kayak, Inc.	Delaware
Channel One Communications Corp.	Delaware
Cover Concepts Marketing Services, LLC	Delaware
CSK Publishing Company Inc.	Delaware
Films for the Humanities & Sciences, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Haas Publishing Companies, Inc.	Delaware
Hacienda Productions, Inc.	Delaware
HPC Brazil, Inc.	Delaware
IntelliChoice,Inc.	California
Kagan Media Appraisals, Inc.	California
Kagan Seminars, Inc.	California
Kagan World Media, Inc.	Delaware
McMullen Argus Publishing, Inc.	California
Media Central IP Corp.	Delaware
Motor Trend Auto Shows Inc.	Delaware
Paul Kagan Associates, Inc.	Delaware
PRIMEDIA Business Magazines & Media Inc.	Delaware
PRIMEDIA Companies Inc.	Delaware
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania
PRIMEDIA Finance Shared Services,Inc.	Delaware
PRIMEDIA Holdings III Inc.	Delaware
PRIMEDIA Information Inc.	Delaware
PRIMEDIA Leisure Group Inc.	Delaware
PRIMEDIA Magazines Inc.	Delaware
PRIMEDIA Magazine Finance Inc.	Delaware
PRIMEDIA Special Interest Publications Inc.	Delaware
PRIMEDIA Specialty Group Inc.	Delaware
PRIMEDIA Workplace Learning LLC	Delaware
PRIMEDIA Workplace Learning LP	Delaware
Simba Information Inc.	Connecticut
The Virtual Flyshop, Inc.	Delaware

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  Exhibit 5.4
SCHEDULE I: GUARANTORS